Exhibit 10.4

NON-COMPETITION AGREEMENT

This Non-Competition Agreement (the “Agreement”) is entered into, as of December 30, 2005, by and among Irvine Sensors Corporation, a Delaware corporation (“Parent”), Optex Systems, Inc., a Texas corporation (the “Company”), and the undersigned, Timothy Looney, an individual (“Executive”).

RECITALS

A. The Company is engaged in the business of developing, manufacturing and distributing telescopes, periscopes, lenses, collimators, vision blocks and other optical systems and instruments, including related components and test equipment. Parent designs, develops, manufactures and sells miniaturized electronic products for defense, security and commercial applications. The foregoing businesses, together with any other business of the Company, Parent or their respective subsidiaries or affiliates existing or reasonably contemplated prior to the Closing (as that term is defined in the Purchase Agreement), are collectively referred to herein as the “Business”). For purposes of this Agreement, a business of the Company, Parent or their respective subsidiaries or affiliates (each a “Group Company” and collectively, the “Group Companies”) will be deemed “reasonably contemplated” if it is included in the fiscal year 2006 budget or included in any business plan or product plans of such Group Companies as of the date hereof.

B. The Company’s key customers include the U.S. government and other governmental agencies that work with manufacturers located throughout the world. The parties acknowledge that the relevant market for the Business is worldwide in scope (the “Restricted Area”) and that there exists intense worldwide competition for the products and services of the Business.

C. Pursuant to the Stock Purchase Agreement, dated as of December 30, 2005 (the “Purchase Agreement”), among the Parent, Company and Executive, Parent will acquire 70% of all of the issued and outstanding shares of capital stock of the Company from Executive, and the Company will become a subsidiary of the Parent (the “Acquisition”). In connection with the Acquisition, Executive has also granted Parent the right to acquire the remaining 30% of the Company’s capital stock.

D. The Group Companies possess certain information (whether or not recorded in documentary form or on computer disk or tape) to which they attach a level of confidentiality or in respect of which any of them owe an obligation of confidentiality to any third-party, relating to, without limitation, business methods, corporate plans, management systems, finances, maturing new business opportunities, research and development projects, marketing or sales of any past, present or future product or service of any Group Company including, without limitation, sales targets and statistics, market share and pricing statistics, marketing surveys and plans, market research reports, sales techniques, price lists, discount structures, advertising and promotional material, the names, addresses, telephone numbers, contact names and identities of customers and potential customers of, and suppliers and potential suppliers to, any Group Company, the nature of their business operations, their requirements for any product or service sold to or purchased by any Group Company and all confidential aspects of their business relationship with any Group Company, any and all trade secrets, secret formulae, manufacturing techniques, processes, technology, inventions, designs, know-how, discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or service of any Group Company, and all other Intellectual Property Rights and confidential and proprietary information of any Group Company (“Confidential Business Information”).

E. Executive is the sole shareholder, President and Chief Executive Officer of the Company and has, or will learn or otherwise acquire during his service to any Group Company, detailed knowledge of the Confidential Business Information.

F. Executive holds 100% of the total shares of capital stock of the Company outstanding at the date hereof, and therefore has a material economic interest in the consummation of the Acquisition and, in order to induce Parent to consummate the Acquisition and the transactions contemplated by the Purchase Agreement, Executive has agreed to enter into this Agreement.

G. In order to protect the goodwill, trade secrets and other Confidential Business Information related to the Company being acquired by Parent in the Acquisition, the Parent, Company and Executive have agreed that Parent’s obligation to consummate the Acquisition and the transactions contemplated by the Purchase Agreement is subject to the condition, among others, that Executive shall have entered into this Agreement.

H. Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Purchase Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive, Company and Parent, intending to be legally bound, hereby agree as follows:

ARTICLE 1

NON-COMPETITION

1.1 Non-Competition. As an inducement for Parent to enter into the Purchase Agreement and consummate the Acquisition, and in connection with the sale of Executive’s shares of Company capital stock in connection with the Acquisition, and the acquisition of the goodwill of the Company by Parent, Executive agrees that, without the express prior written consent of Parent, from and after the consummation of the Acquisition and until the date that is two (2) years after the date that Executive ceases to be employed by a Group Company (as defined below) (the “Non-Competition Period”), Executive shall not, anywhere in the Restricted Area, directly or indirectly, whether individually or as an employee, consultant, partner, advisor, independent contractor, officer, director, member, equity holder, debt holder, joint venture participant, lender, guarantor, principal, agent, representative or in any other similar capacity, for any Person, firm, partnership, company, corporation or other entity (other than a Group Company) (without limitation by specific enumeration of the foregoing): (1) in any way own, manage, operate, sell, control or participate in the ownership, management, operation, sale or control of any business, activity, entity or Person, or engage in any business or activity, that is competitive (wholly or partly) with or similar to the Business, or (2) render any services or provide any advice with respect to or involving the Business to any business, activity, entity or Person (other than a Group Company), or (3) allow his name or the name of the Company to be used in connection with any business, activity, entity or Person (other than a Group Company) that is competitive (wholly or partly) with or similar to the Business. Notwithstanding the foregoing, Executive may own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of Publicly Traded Securities (as defined below) of any Person that owns or operates a business that is competitive (wholly or partly) with or similar to the Business; provided however, that Executive may not devote any managerial efforts for, or provide any services to, such Person. For the purposes of this Section 1.1, the term “Publicly Traded Securities” shall mean securities that are traded on a national securities exchange or listed on the Nasdaq National Market.

1.2 No Interference with the Business; Non-Solicitation. As an inducement for Parent to enter into the Purchase Agreement and consummate the Acquisition, Executive agrees that during the Non-Competition Period, at any time or for any reason, Executive shall not, directly or indirectly, (a) solicit or divert away from a Group Company any business or customers, vendors, clients, licensors, licensees, suppliers, agents or other Persons made known to Executive during his employment with a Group Company, (b) induce customers, vendors, clients, licensors, licensees, suppliers, agents or other Persons under contract or otherwise associated or doing business with a Group Company to reduce or alter any such association or business with the Group Company or otherwise interfere in the business relationship of any such Persons and the Group Company, and/or (c) solicit any employee, independent contractor, consultant or other Person in the employment or service of a Group Company, at the time of such solicitation, in any case to (i) terminate such employment or service, and/or (ii) accept employment, or enter into any consulting or other service arrangement, with any Person other than a Group Company.

ARTICLE 2

REMEDIES AND CONFLICT RESOLUTION

2.1 Remedies. The parties to this Agreement agree that: (i) Executive’s services are unique, because of the particular skill, knowledge, experience and reputation of Executive; (ii) if Executive breaches Article 1 of this Agreement, the damage to Parent will be substantial, and difficult to ascertain, and, further, that money damages will not afford Parent an adequate remedy, and consequently, (iii) if Executive is in breach of any provision of this Agreement, or threatens a breach of Article 1 of this Agreement, Parent shall be entitled, in addition to all other rights and remedies as may be provided by law, to seek specific performance and injunctive and other equitable relief to prevent or restrain a breach of any provision of this Agreement notwithstanding Section 2.2 hereof. All claims for damages for a breach of this Agreement shall be submitted to mediation and arbitration in accordance with Section 2.2 of this Agreement.

2.2 Dispute Resolution. Except for the right of Parent to seek specific performance and injunctive and other equitable relief in court as set forth in Section 2.1 hereof, any controversy, claim or dispute of any type arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement shall be resolved in accordance with this Section 2.2 of this Agreement, regarding resolution of disputes. This Agreement shall be enforced in accordance with the Federal Arbitration Act, the enforcement provisions of which are incorporated by this reference.

(a) Mediation. Parent and Executive will make a good faith attempt to resolve any and all claims and disputes under this Agreement through good faith negotiations. If such claims and disputes cannot be settled through negotiation, Parent and Executive agree to submit them to mediation in Orange County, California before resorting to arbitration or any other dispute resolution procedure. The mediation of any such claim or dispute must be conducted in accordance with the then-current JAMS procedures for the resolution of disputes by mediation, by a mediator (“Mediator”) who has had both training and experience as a mediator of general non-competition and commercial matters. If the parties to this Agreement cannot agree on a Mediator, then the Mediator will be selected by JAMS in accordance with JAMS’ strike list method. Within thirty (30) days after the selection of the Mediator, Parent and Executive and their respective attorneys will meet with the Mediator for one mediation session of at least four (4) hours. If the claim or dispute cannot be settled during such mediation session or mutually agreed continuation of the session, either Parent or Executive may give the Mediator and the other party to the claim or dispute written notice declaring the end of the mediation process. All discussions connected with this mediation provision will be confidential and treated as compromise and settlement discussions. Nothing disclosed in such discussions, which is not independently discoverable, may be used for any purpose in any later proceeding. In the event that the mediation process is ended without resolution, the Mediator’s fees will be paid in equal portions by Parent and Executive.

(b) Arbitration. If a claim or dispute under this Agreement has not been resolved in accordance with Section 2.2(a) above, then the claim or dispute will be determined by arbitration in accordance with the then-current JAMS comprehensive arbitration rules and procedures, except as modified herein. The arbitration will be conducted in Orange County, California by a sole neutral arbitrator (“Arbitrator”) who has had both training and experience as an arbitrator of general non-competition and commercial matters and who is, and for at least ten (10) years has been, a partner, a shareholder, or a member in a law firm. If Parent and Executive cannot agree on an Arbitrator, then the Arbitrator will be selected by JAMS in accordance with Rule 15 of the JAMS comprehensive arbitration rules and procedures. No person who has served as a Mediator under the mediation provision, however, may be selected as the Arbitrator for the same claim or dispute. Reasonable discovery will be permitted and the Arbitrator may decide any issue as to discovery. The Arbitrator may decide any issue as to whether or as to the extent to which a dispute is subject to the dispute resolution provisions in this Section 2.2 and the Arbitrator may award any relief permitted by law. The Arbitrator must base the arbitration award on the provisions of this Section 2.2 and applicable law and must render the award in writing, including an explanation of the reasons for the award. Judgment upon the award may be entered by any court having jurisdiction of the matter. The statute of limitations applicable to the commencement of a lawsuit will apply to the commencement of an arbitration under this Section 2.2(b). At the request of any party, the Arbitrator, attorneys, parties to the arbitration, witnesses, experts, court reporters or other persons present at the arbitration shall agree in writing to maintain the strict confidentiality of the arbitration proceedings. The arbitrator’s fee will be paid in full by the Company, unless Executive agrees in writing to pay some or all of the fee.

(c) Interim Actions. Notwithstanding the foregoing, a party may apply to a court of competent jurisdiction within the State of California for relief in the form of a temporary restraining order or preliminary injunction, pending appointment of an Arbitrator or pending determination of a claim through arbitration in accordance with this Section 2.2. In the event a dispute is submitted to arbitration hereunder during the term of this Agreement, the parties shall continue to perform their respective obligations hereunder, subject to any interim relief that may be ordered by the Arbitrator or by a court of competent jurisdiction pursuant to the previous sentence.

(d) Fees. Unless otherwise agreed, the prevailing party (if a prevailing party is determined to exist by the arbitrator or judge) will be entitled to its costs and attorneys’ fees incurred in any arbitration or other proceeding under this Section 2.2 relating to the interpretation or enforcement of this Agreement.

2.3 Acknowledgement. EXECUTIVE HAS READ AND UNDERSTANDS THIS ARTICLE 2, WHICH DISCUSSES MEDIATION AND ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS NON-COMPETITION AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS NON-COMPETITION AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO MEDIATION AND ARBITRATION, AND THAT THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN THIS ARTICLE 2 CONSTITUTE A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL.

ARTICLE 3

MISCELLANEOUS

3.1 Entire Agreement; Amendments and Waivers. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including any other non-competition or non-solicitation agreement in effect as of the closing of the Acquisition. This Agreement may be amended or modified and the terms and conditions hereof may be waived, only by a written instrument signed by each of the parties or, in the case of waiver, by the party waiving compliance. No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies provided herein are cumulative and are not exclusive of any rights or remedies that either party may otherwise have at law or in equity.

3.2 Representations and Warranties. Executive represents and warrants that this Agreement is a legal, valid and binding obligation, enforceable against Executive in accordance with its terms.

3.3 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand; (ii) one (1) business day after deposit with a nationally recognized overnight courier service, prepaid and specifying next business day delivery; or (iii) five (5) business days after being mailed, if sent by U.S. certified or registered mail, prepaid, and return receipt requested. Notices, demands and communications to Parent, the Company and Executive will, unless another address is specified in writing, be sent to the address indicated below:

If to Parent or the Company:

Irvine Sensors Corporation

3001 Red Hill Avenue

Building #4

Costa Mesa, CA 92626

Attn: Chief Executive Officer

With a copy to:

Dorsey & Whitney LLP

38 Technology Drive

Irvine, CA 92618

Attn: Ellen S. Bancroft, Esq.

If to Executive:

Timothy Looney

4306 Savannah Circle

Parker, TX 75002

With a copy to:

Haynes Boone LLP

201 Main Street, Suite 2200

Fort Worth, TX 76102

Attn: Stephen M. Pezanosky, Esq.

3.4 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

3.5 Acquisition. In the event the Acquisition is not consummated and the Purchase Agreement is terminated for any reason in accordance with its terms, this Agreement shall be null and void.

3.6 Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted from this Agreement and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. Executive acknowledges that the agreements contained in this Agreement are reasonable (including with respect to duration, geographical area and scope) and necessary to protect the legitimate interests of the Group Companies, including the preservation of the business of the Company. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. In particular, should a court of competent jurisdiction hold the territorial restriction of the Restricted Area to be overly broad, void or unenforceable, then such Restricted Area shall extend no further than those cities, counties and states in the United States impacted by the market area of all phases of the Company’s Business or where the goodwill of the Company has been established. To the extent any provision of this Agreement shall be declared invalid or unenforceable for any reason by any Governmental Entity in any jurisdiction, this Agreement (or provision thereof) shall remain valid and enforceable in each other jurisdiction where it applies. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

3.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, the heirs and legal representatives of Executive and the successors and assigns of Parent and Company. Executive shall not be entitled to assign his obligations hereunder without the written consent of the Company. Parent and Company may assign any of their respective rights under this Agreement to any Group Company (including, without limitation, the successors and assigns of any Group Company) and to any Person that shall succeed to all or substantially all of the assets relating to the Business. Executive agrees that, upon request therefor, he will, in writing, acknowledge and consent to any such assignment of this Agreement.

3.8 Signatures; Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. A facsimile signature will be considered an original signature.

3.9 Independent Review and Advice. Executive represents and warrants that Executive has carefully read this Agreement; that Executive executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which each party may have with respect to one another; that Executive has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, and that Executive is entering into this Agreement of Executive’s own free will. Executive expressly agrees that there are no expectations contrary to the Agreement and no usage of trade or regular practice in the industry shall be used to modify the Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

IRVINE SENSORS CORPORATION	EXECUTIVE

/s/ JOHN C. CARSON	/s/ TIMOTHY LOONEY
Signature	TIMOTHY LOONEY

John C. Carson, President/CEO	Address: 4306 Savannah Circle
Print Name and Title	Parker, TX 75002

Address
3001 Red Hill Ave B4-108
Costa Mesa, CA 92626

OPTEX SYSTEMS, INC.

/s/ TIMOTHY LOONEY
Signature

Timothy Looney, President
Print Name and Title

Address
1420 Presidential Dr.
Richardson, TX 75081

[Signature Page to Non-Competition Agreement]